EXHIBIT 99.1

The Joint Corp. Reports Third Quarter 2017 Financial Results

- Grew Revenue to $6.5 Million, 19% Year-over-Year
- Narrowed Net Loss by $2.2 Million
- Achieved Positive Adjusted EBITDA for the First Time
as a Public Company and for Corporate Clinics Segment

SCOTTSDALE, Ariz., Nov. 09, 2017 (GLOBE NEWSWIRE) -- The Joint Corp. (NASDAQ:JYNT), a national operator, manager and franchisor of chiropractic clinics, reported results for the third quarter ended September 30, 2017.

Financial Highlights: Third Quarter 2017 Compared to Third Quarter 2016

  Increased revenue 19%.
  Grew system-wide comp sales1 17%.
  Improved net loss 85%.
  Posted Adjusted EBITDA of positive $0.3 million improving $2.0 million from third quarter 2016.
  Added 6 new franchised clinics, increasing total clinics to 389. The pace of franchise openings was impacted by the hurricanes in three areas where The Joint has a significant presence.

“Executing on our strategy to improve corporate clinic performance, better franchise relations and implement our Regional Developer program, we delivered 19% top-line growth and achieved positive Adjusted EBITDA for the first time in our history as a public company,” said Peter D. Holt, president and chief executive officer of The Joint Corp. “This is the seventh consecutive quarter of across the board improvement and the first where our company-owned or managed clinics as a portfolio achieved positive Adjusted EBITDA. Our vision is to accelerate the growth of our franchise footprint by fostering a robust Regional Developer model and to achieve sustainable company-wide profitability. Ultimately, we strive to be a premier provider of chiropractic care and be the career path of choice for chiropractors. Through these efforts, we expect to create long-term shareholder value.”

1 Comp sales refers to the amount of sales a clinic generates in the most recent accounting period, compared to sales in the comparable period of the prior year, and (i) includes sales only from clinics that have been open at least 13 full months and (ii) excludes any clinics that have closed.

Third Quarter Financial Results: 2017 Compared to 2016

Revenue grew 19% to $6.5 million, compared to $5.5 million in the third quarter of 2016, due primarily to increasing sales in existing company-owned or managed clinics and the greater number of franchised clinics as compared to the same period last year.

Cost of revenue was $0.8 million, up 14% compared to the third quarter of 2016 due to higher regional developer royalties from increased number of open franchised clinics in regional developer territories.

Selling and marketing expenses decreased by 8% to $1.2 million, compared to the same period last year primarily due to 14 fewer company-managed clinics operating and the timing of the national conference for the comparable periods. General and administrative expenses decreased by 18% to $4.5 million, compared to $5.4 million in the third quarter of 2016 due to lower payroll and occupancy costs from fewer corporate clinics. In addition, the third quarter of 2016 was negatively impacted by a $0.3 million expense related to halting of greenfield clinic development.

Net loss was $404,000, or $0.03 per share, compared to of $2.6 million, or $0.21 per share, in the same period last year.

Adjusted EBITDA income was $0.3 million, improving $2.0 million, compared to Adjusted EBITDA loss of $1.7 million in the same quarter last year.  The Company defines Adjusted EBITDA, a non-GAAP measure, as EBITDA before acquisition-related expenses, bargain purchase gain, loss on disposition or impairment, and stock-based compensation expenses. The Company defines EBITDA as net income (loss) before net interest, tax expense, depreciation, and amortization expenses.

As of September 30, 2017, cash and cash equivalents were $2.6 million, compared to $3.0 million at December 31, 2016.  Pursuant to the terms of the Company’s credit agreement, during the first quarter of 2017, the Company borrowed a required $1.0 million on its line of credit, which remains unused as part of cash and cash equivalents on the balance sheet as of September 30, 2017.

2017 Financial Guidance

Management has increased full year 2017 financial guidance and updated franchise opening expectations as set forth below:

  Total revenues are now expected to be between $24 million and $26 million, up from $22 million to $24 million.
  Adjusted EBITDA is now expected to range between a loss of $0.5 million to a gain of $0.5 million, improving from a range of a loss of $1.5 million to a loss of $0.5 million.
  Net new franchised clinic openings are now expected to be in the range of 40 to 50, compared to 50 to 60.

Conference Call

The Joint Corp. management will host a conference call at 5:00 p.m. ET on Thursday, November 9, 2017, to discuss the third quarter 2017 results. The conference call may be accessed by dialing 765-507-2604 or 844-464-3931, and referencing 8779909. A live webcast of the conference call will also be available on the investor relations section of the Company’s website at www.thejoint.com. An audio replay will be available two hours after the conclusion of the call through November 16, 2017. The replay can be accessed by dialing 404-537-3406 or 855-859-2056. The passcode for the replay is 8779909.

Non-GAAP Financial Information

This earnings release includes a presentation of EBITDA and Adjusted EBITDA which are non-GAAP financial measures. These are presented because they are important measures used by management to assess financial performance, as management believes they provide a more transparent view of the Company’s underlying operating performance and operating trends. Reconciliation of net loss to EBITDA and Adjusted EBITDA is presented in the table below. The Company defines Adjusted EBITDA as EBITDA before acquisition-related expenses, bargain purchase gain, loss on disposition or impairment, and stock-based compensation expenses. The Company defines EBITDA as net income (loss) before net interest, tax expense, depreciation, and amortization expenses.

EBITDA and Adjusted EBITDA do not represent and should not be considered alternatives to net income or cash flows from operations, as determined by accounting principles generally accepted in the United States, or GAAP. While EBITDA and Adjusted EBITDA are used as measures of financial performance and the ability to meet debt service requirements, they are not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the methods of calculation. EBITDA and Adjusted EBITDA should be reviewed in conjunction with the Company’s financial statements filed with the SEC.

Forward-Looking Statements

This press release contains statements about future events and expectations that constitute forward-looking statements. Forward-looking statements are based on our beliefs, assumptions and expectations of industry trends, our future financial and operating performance and our growth plans, taking into account the information currently available to us. These statements are not statements of historical fact. Forward-looking statements involve risks and uncertainties that may cause our actual results to differ materially from the expectations of future results we express or imply in any forward-looking statements and you should not place undue reliance on such statements. Factors that could contribute to these differences include, but are not limited to, our failure to develop or acquire corporate clinics as rapidly as we intend, our failure to profitably operate corporate clinics, and the factors described in “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2016, as filed with the SEC, and in our quarterly report on Form 10-Q for the quarter ended September 30, 2017 to be filed with the SEC. Words such as, "anticipates," "believes," "continues," "estimates," "expects," "goal," "objectives," "intends," "may," "opportunity," "plans," "potential," "near-term," "long-term," "projections," "assumptions," "projects," "guidance," "forecasts," "outlook," "target," "trends," "should," "could," "would," "will," and similar expressions are intended to identify such forward-looking statements. We qualify any forward-looking statements entirely by these cautionary factors. We assume no obligation to update or revise any forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

About The Joint Corp. (NASDAQ:JYNT)

Based in Scottsdale, Arizona, The Joint is an emerging growth company that is reinventing chiropractic by making quality care convenient and affordable for patients seeking pain relief and ongoing wellness. Its no-appointment policy and convenient hours and locations make care more accessible, and affordable membership plans and packages eliminate the need for insurance. With nearly 400 clinics nationwide and more than 4 million patient visits annually, The Joint is a key leader in the chiropractic profession. For more information, visit www.thejoint.com or follow the brand on Twitter, Facebook, YouTube and LinkedIn.

Business Structure

The Joint Corp. is a franchisor of clinics and an operator of clinics in certain states. In Arkansas, California, Colorado, Florida, Illinois, Kansas, Minnesota, New Jersey, New York, North Carolina, Oregon, Pennsylvania, Tennessee and Washington, The Joint and its franchisees provide management services to affiliated professional chiropractic practices.

Investor Contact: Becky Herrick/Kirsten Chapman, LHA Investor Relations, 415-433-3777, thejoint@lhai.com
Media Contact: Molly Hottle, The Joint Corp., molly.hottle@thejoint.com

THE JOINT CORP. AND SUBSIDIARY
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2017	2016
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$2,628,648	$3,009,864
Restricted cash	157,470	334,394
Accounts receivable, net	1,277,862	1,021,733
Income taxes receivable	3,054	42,014
Notes receivable - current portion	128,781	40,826
Deferred franchise costs - current portion	617,131	748,300
Prepaid expenses and other current assets	604,777	499,525
Total current assets	5,417,723	5,696,656
Property and equipment, net	3,849,952	4,724,706
Notes receivable, net of current portion and reserve	295,779	-
Deferred franchise costs, net of current portion	811,350	836,350
Intangible assets, net	1,888,607	2,338,922
Goodwill	2,750,338	2,750,338
Deposits and other assets	634,257	707,889
Total assets	$15,648,006	$17,054,861

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$718,412	$1,054,946
Accrued expenses	131,665	299,997
Co-op funds liability	98,188	73,246
Payroll liabilities	533,881	750,421
Notes payable - current portion	100,000	331,500
Deferred rent - current portion	147,496	215,450
Deferred revenue - current portion	2,325,728	3,077,430
Other current liabilities	54,455	60,894
Total current liabilities	4,109,825	5,863,884
Notes payable, net of current portion	1,000,000	-
Deferred rent, net of current portion	840,163	1,400,790
Deferred revenue, net of current portion	4,233,334	2,231,712
Deferred tax liability	187,397	120,700
Other liabilities	583,915	512,362
Total liabilities	10,954,634	10,129,448
Commitments and contingencies
Stockholders' equity:
Series A preferred stock, $0.001 par value; 50,000
shares authorized, 0 issued and outstanding, as of September 30, 2017,
and December 31, 2016	-	-
Common stock, $0.001 par value; 20,000,000 shares
authorized, 13,499,684 shares issued and 13,485,600 shares outstanding as of September 30, 2017 and 13,317,393 shares issued and 13,020,889
outstanding as of December 31, 2016	13,499	13,317
Additional paid-in capital	36,811,327	36,398,588
Treasury stock 14,084 shares as of September 30, 2017 and 296,504 shares
as of December 31, 2016, at cost	(86,045)	(503,118)
Accumulated deficit	(32,045,409)	(28,983,374)
Total stockholders' equity	4,693,372	6,925,413
Total liabilities and stockholders' equity	$15,648,006	$17,054,861

THE JOINT CORP. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Revenues:
Revenues and management fees from company clinics	$2,929,850	$2,341,471	$8,106,121	$6,137,277
Royalty fees	1,958,249	1,540,264	5,518,409	4,337,643
Franchise fees	229,715	602,400	1,036,815	1,641,409
Advertising fund revenue	775,221	595,955	1,995,235	1,218,256
IT related income and software fees	290,250	235,925	839,788	686,459
Regional developer fees	259,230	123,921	455,859	496,538
Other revenues	103,336	63,654	282,289	225,086
Total revenues	6,545,851	5,503,590	18,234,516	14,742,668
Cost of revenues:
Franchise cost of revenues	715,610	660,126	2,103,619	2,023,712
IT cost of revenues	103,590	58,636	227,903	162,752
Total cost of revenues	819,200	718,762	2,331,522	2,186,464
Selling and marketing expenses	1,172,559	1,272,524	3,189,489	3,184,484
Depreciation and amortization	468,800	695,579	1,550,013	1,908,238
General and administrative expenses	4,462,922	5,435,219	13,694,690	16,749,945
Total selling, general and administrative expenses	6,104,281	7,403,322	18,434,192	21,842,667
Loss on disposition or impairment	-	-	417,971	-
Loss from operations	(377,630)	(2,618,494)	(2,949,169)	(9,286,463)

Other (expense) income, net	9,907	5,877	(33,589)	5,200
Loss before income tax expense	(367,723)	(2,612,617)	(2,982,758)	(9,281,263)

Income tax expense	(36,085)	(14,277)	(79,277)	(132,144)

Net loss and comprehensive loss	$(403,808)	$(2,626,894)	$(3,062,035)	$(9,413,407)

Loss per share:
Basic and diluted loss per share	$(0.03)	$(0.21)	$(0.23)	$(0.74)

Basic and diluted weighted average shares	13,262,032	12,730,624	13,144,764	12,657,435

Non-GAAP Financial Data:
Net income (loss)	$(403,808)	$(2,626,894)	$(3,062,035)	$(9,413,407)
Interest expense	29,097	(3,976)	79,097	4,700
Depreciation and amortization expense	468,800	695,579	1,550,013	1,908,238
Tax expense (benefit) penalties and interest	36,085	14,277	79,277	132,144
EBITDA	$130,174	$(1,921,014)	$(1,353,648)	$(7,368,325)
Stock compensation expense	185,391	255,306	412,512	1,012,700
Acquisition related expenses	-	14,168	13,142	63,986
Loss on disposition or impairment	-	-	417,971	-
Adjusted EBITDA	$315,566	$(1,651,541)	$(510,023)	$(6,291,639)

The above table represents the reconciliation of net income (loss) to Adjusted EBITDA for the three- and nine-month periods ended September 30, 2017 and 2016.

THE JOINT CORP. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended
	September 30,
	2017	2016
Net loss	$(3,062,035)	$(9,413,407)
Adjustments to reconcile net loss to net cash	2,366,723	2,456,749
Changes in operating assets and liabilities	(721,185)	(3,387,059)
Net cash used in operating activities	(1,416,497)	(10,343,717)
Net cash used in investing activities	(150,701)	(2,608,379)
Net cash provided by (used in) financing activities	1,185,982	(454,256)
Net decrease in cash	$(381,216)	$(13,406,352)